Exhibit 10.50

6480 Via Del Oro / San Jose, CA 95119 / +1-408-579-2800 / ExtremeNetworks.com

January 29, 2020

Via Email

Robert Gault

[address]

Re: Separation Agreement

Dear Bob:

I am writing to confirm the terms of your transition and separation from employment with Extreme Networks, Inc. (the “Company”).  This letter, upon your signatures on the First Release and Second Release (defined below), will constitute the entire and final agreement between you and the Company concerning the terms of your transition and separation from employment and offers you a severance package in exchange for two releases of claims (the “Agreement”).  This Agreement has two effective dates.  Provided that you have not revoked the Agreement by written notice to Dean Chabrier at the Company prior to that day, the “First Effective Date” will be the eighth (8th) day after you sign the Agreement evidencing your release of claims up to and including the date of your first signature (the “First Release”), and the “Second Effective Date” will be the eighth (8th) day after you sign the release of claims up to and including the date of your second signature (the “Second Release”).

1.  Transition and Separation:

1.1

Separation Date:  Your employment with the Company will terminate effective March 1, 2020 (the “Separation Date”).  Your status as an officer of the Company will terminate on January 29, 2020.  You hereby agree to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of your status as an officer of the Company as of January 29, 2020; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

1.2

Transition Period:  The period between the date of this letter and the Separation Date is the Transition Period.  During the Transition Period, you will receive the same base salary and benefits that you were receiving immediately before the date of this letter, as well as any earned bonus paid in accordance with the FY20 H1 bonus plan, and will be expected to:

1.2.1	Be available full-time through and including the Separation Date to transition your duties, respond promptly and thoroughly to inquiries, and perform any work requested;
1.2.2	Comply with all applicable Company policies;
1.2.3	Discharge all job duties in a professional, collegial, and diligent manner; and
1.2.4	Work diligently to plan and execute the transition of your tasks and responsibilities to designated employees (collectively, the “Transition Requirement”).

Mr. Robert Gault

January 29, 2020

2.  Payment of Final Wages, Bonus, and Expenses; and COBRA Rights:

2.1  Final Wages:  In a timeframe in accordance with state law, the Company will provide you with a final paycheck that will include all wages earned through the Separation Date, including unused accrued Paid Time Off (“PTO”), if any, all subject to appropriate tax and other applicable withholding.

2.2  Expenses:  You will be reimbursed for all outstanding properly documented and properly approved business expenses incurred through the Separation Date, if any, according to the usual Company procedures.  You will submit your final documented expense reimbursement statement within ten (10) days following the Separation Date.

2.3  COBRA Rights:  As provided by law (“COBRA”) and by the Company’s current group health insurance policies, if you are currently covered under such policies, you will be eligible to continue your health insurance benefits following your Separation Date.  You will be provided with a separate notice of your right to elect health insurance continuation.  To the extent you have such rights, nothing in this Agreement will impair those rights.

You will be provided with the payments and benefits described in this Section 2 whether or not you sign this Agreement.

3.  Wage and PTO Acknowledgment:  You acknowledge that, as of the Separation Date, other than your final paycheck as provided in Section 2.1 above, you have been paid all wages, including bonuses, commissions, and any accrued, unused PTO that you earned during your employment with the Company.

4.  Equity:  Vesting of any equity awards, including stock options and restricted stock units shall cease effective as of the Separation Date. Your rights with respect to such awards shall continue to be governed by and subject to the terms and conditions of the related stock option and/or restricted stock unit award agreement or any other applicable equity plans/agreements under which they were granted.

5.  Consideration from the Company:  As new consideration to which you are not otherwise entitled, and in exchange for your signing and returning to the Company and not revoking the First Release and the Second Release, the Company will provide you with the following consideration (with the items listed in this Section 5 collectively constituting your “Severance Package”):

5.1  First Release Consideration:  Contingent upon your execution of the First Release and it becoming effective and irrevocable within thirty (30) days after the date of this Agreement, the Company will pay you the gross amount of Twenty-Five Thousand and no/100 dollars ($25,000.00) (the “First Severance Pay”), subject to appropriate tax and other applicable withholding.

5.2  Second Release Consideration: Contingent upon your satisfactory discharge of the Transition Requirements and execution of the Second Release on or after the Separation Date and it becoming effective and irrevocable within thirty (30) days after the Separation Date, the Company will) pay you the additional gross amount of Four Hundred Thousand and 16/100 dollars ($400,000.16), subject to appropriate tax and other applicable withholding  (the “Second Severance Pay”).

Mr. Robert Gault

January 29, 2020

5.3  Timing of Severance Pay:  The First Severance Pay and Second Severance Pay will be paid by direct deposit to the account you have previously designated for paychecks.  The First Severance Pay will be paid on the first payroll date that is at least seven days following the First Effective Date.  The Second Severance Pay will be paid on the first payroll date that is at least seven days following the Second Effective Date.

5.4  COBRA Subsidy:  The Company shall provide a cash equivalent subsidy equal to twelve (12) months of COBRA coverage for medical and/or dental coverage (at the levels and elections you have currently selected).  The subsidy will be paid to you, less withholding taxes, on the first payroll date that is at least seven days following the Second Effective Date.

5.5  Outplacement Services:  Provided that you elect to engage Right Management to assist you with outplacement services within 90 days after your Separation Date, the Company shall provide twelve (12) months of outplacement services.

6.  Return of Company Property and Completion of Off-Boarding:  You hereby confirm that you will return or have returned, within 10 days following the Separation Date, all Company property of any type whatsoever that has been in your possession, custody, or control.  No part of the Severance Package will be due until all Company property has been returned, and you have properly completed all off-boarding items.

7.  Company Confidential Information:  You acknowledge that you are bound by your Employee Innovations and Proprietary Rights Assignment Agreement or Employee Confidential Information and Assignment of Inventions Agreement (“Proprietary Rights Agreement”) with the Company, dated December 15, 2014 and that you will continue, even after your employment has terminated, to hold all confidential and proprietary information (including internal policies and procedures) of the Company in strictest confidence.  A copy of your Proprietary Rights Agreement is attached as Exhibit A.

8.  Release of Claims:

8.1  General Release:  You and your successors hereby release and waive any and all claims, demands, debts, liabilities, actions, and causes of action you have or may have, or at any other time had, against the Company and its current and former predecessors, parent corporations, subsidiaries, and related entities, and each of their shareholders, investors, officers, directors, agents, attorneys, insurers, employees, successors, subscribers, affiliates, or assigns (collectively “Releasees”), whether known or unknown, suspected or unsuspected, based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever, including matters, causes, facts, things, acts or omissions relating in any way to your employment, and separation from the Company occurring at any time up to and including the date on which you sign this Agreement (or, in the case of the Second Release, the date the Second Release is signed), including, without limitation:  (i) claims of unlawful or wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, negligence, breach of fiduciary duty, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits; (ii) claims of national origin, race, age, sex, sexual orientation, disability, or other discrimination or harassment; (iii) claims under federal, state, and local statutory law, including, without limitation, Title VII of the 1964 Civil Rights Act, the Americans

Mr. Robert Gault

January 29, 2020

with Disabilities Act, the Age Discrimination in Employment Act of 1967, (“ADEA”), the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Equal Pay Law, the New Jersey Occupational Safety and Health Law, all as amended; and (iv) claims under any other applicable laws and/or regulations of any applicable jurisdiction relating to employment or employment discrimination, and the law of contract and tort (collectively, the “Released Claims”).  However, this release is not intended to bar any claims that, by statute, may not be waived, such as any challenge to the validity of your release of claims under the ADEA, as set forth in this Agreement, claims for workers’ compensation benefits, unemployment insurance benefits, or any statutory right to be indemnified for necessary expenditures or losses incurred in the discharge of your duties under California Labor Code Section 2802.

8.2  ADEA Release:  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”).  You hereby acknowledge that you are waiving and releasing any rights you have or may have under the ADEA and that this waiver and release is knowing and voluntary.  You acknowledge that the Severance Package is in addition to anything to which you were already entitled.  You agree further that you are advised by this Agreement, as required by the OWBPA, that (a) this waiver and release does not apply to any rights or claims that may arise under the ADEA after you execute this Agreement (or, in the case of the Second Release, after you execute the Second Release), (b) you have the right to consult with an attorney prior to signing this Agreement, (c) you have twenty-one (21) days from the date you received this Agreement to consider it (although you may by your own choice sign the Agreement earlier, and revisions to this Agreement, whether material or immaterial, do not restart the running of this period), (d) you have seven (7) days following your signing of the Agreement to revoke the Agreement, and (e) this Agreement shall not be effective until the revocation period has expired, therefore making the effective date the eighth (8th) day after this Agreement is signed by you.   In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

8.3  Section 1542:  By signing below, you expressly waive and release and promise never to assert any Released Claims against any of the Releasees, even if you do not now believe that you have such claims.  You therefore waive, to the fullest extent permitted under applicable law, your rights under Section 1542 of the Civil Code of California (set forth below) or any other statute of similar effect.

Mr. Robert Gault

January 29, 2020

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

8.4  Right to Participate in Agency Proceeding:  This release does not prohibit you from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state or local agency in your state or the National Labor Relations Board (“NLRB”) or participating in an EEOC, state, or local administrative agency or NLRB investigation, or making other disclosures that are protected under the whistleblower, anti-discrimination or anti-retaliation provisions of federal, state or local law or regulation.  However, you do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, NLRB, or any other federal, state, or local administrative agency on your behalf arising out of or related to your employment with and/or separation from the Company.  Additionally, this Agreement does not limit or waiver your right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

9. Nondisparagement:  You agree that you will neither make nor publish, either orally or in writing, any disparaging statements regarding the Company, or its officers, directors, or employees, unless such statements are made truthfully in response to a subpoena or other legal process, or in any way impede or interfere with the professional relationships of the Company.

10.  Nonsolicitation:  You recognize the highly competitive nature of the Company’s business and that Company employees are exposed to Company trade secrets, which may include confidential information regarding its employees.  Therefore, you agree that for a period of one (1) year following the Separation Date, you will not, on behalf of yourself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his or her employment with the Company.

11.  Response to Prospective Employers:  In response to inquiries from prospective employers regarding you, the Company will instruct its officers to provide no information other than your dates of employment and positions held with the Company.

12.  Confidentiality of Agreement:  The contents, terms, and conditions of this Agreement must be kept confidential by you and must not be disclosed except to your accountant, attorneys, and family members (all of whom you will instruct to maintain confidentiality) or pursuant to a subpoena, court order, or an agency request as described in Section 8.4.  You agree that if you are asked for information concerning the circumstances of your separation or this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company.  In the event you receive a subpoena or other legal request to provide such confidential information, you agree to provide the Company with reasonable and prompt notice in advance of your disclosure of any such information.

Mr. Robert Gault

January 29, 2020

13.  Defend Trade Secrets Act: Notwithstanding any provisions in this agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7 of the DTSA, you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14.  No Admission of Liability and Binding Effect:  This Agreement and any action taken by the Company or you, either previously or in connection with this Agreement, is not and shall not be construed to be an admission or evidence of any wrongdoing or liability on the part of either party.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs, and personal representatives.

15.  Modification and Severability:  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by an authorized representative of the Company and you.  You and the Company agree that if, for any reason, any term or provision of this Agreement is determined by a court to be invalid or unenforceable, in whole or in part, the remaining terms and provisions shall remain fully enforceable. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

16.  Governing Law, Dispute Resolution, and Attorneys’ Fees:  This Agreement shall be construed and governed by the laws of the State of California, and you and the Company agree that in the event of any litigation involving this Agreement, such litigation shall take place in either the state or federal courts located in Santa Clara County, California, and you submit to the jurisdiction of those courts.  The prevailing party in any such dispute shall be awarded reasonable attorneys’ fees and costs, unless otherwise prohibited by law.

17.  Entire Agreement; Full Payment:  This Agreement, together with your Proprietary Rights Agreement, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.  You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations, and warranties as are contained herein. You further acknowledge that the payments and arrangements in this Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with the Company and separation therefrom.

Mr. Robert Gault

January 29, 2020

18.  Review of Separation Agreement:  You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement.  You also understand that you may revoke this Agreement in writing, directed to Dean Chabrier, Chief People Officer within seven (7) days of signing this Agreement, that the Effective Date of this Agreement is the eighth (8th) day after you sign without revoking, and that the consideration set forth above in Section 5 will not be paid or otherwise provided until after the Effective Date.  Please review the Agreement, and let me know if you have any questions.

19.  Accepting the Agreement:  To accept the First Release, please date and sign this Agreement below by February 20, 2020 (the 22nd day from presentment) and return the Agreement to me.  To accept the Second Release, please date and sign the Second Release below no sooner than March 1, 2020 (the Separation Date), and no later than March 23, 2020 (the 22nd day from the Separation Date) and return it to me.  You also may accept this Agreement and the Second Release by providing me with a signed facsimile copy or a signed portable document format (“PDF”) of the Agreement and the Second Release by those respective dates. You and the Company agree to accept signed electronic or written signatures on a PDF of this Agreement and the Second Release as fully binding originals.  If you do not sign and return the Agreement or the Second Release by those dates, the Agreement and/or Second Release (as applicable) will expire.

We wish you the best in your future endeavors and thank you for your contributions to the Company.

Sincerely,

Extreme Networks, Inc.

/s/ D. Chabrier

By:	Dean Chabrier
Title:	Chief People Officer

By signing this First Release, I acknowledge that I have had the opportunity to review this Agreement carefully, that I understand the terms of the Agreement, and that I voluntarily agree to those terms.

Dated:	1/28/20	,	2020

/s/ Robert Gault

Robert Gault

Mr. Robert Gault

January 29, 2020

Second Release

(to be signed on or after Separation Date)

By signing this Second Release, I affirm that:

1.

I have read the terms of the Agreement again, that I understand the terms, and I affirm the validity of the general release of claims in Section 8 of the Agreement and freely agree that the terms and conditions of the Agreement are extended up to and including the Separation Date.

2.	I affirm the validity of Section 3 above regarding receipt of compensation due.

3.	I understand that my rights set forth in Section 8.2 of the Agreement apply to this Second Release.

4.	I understand that if I do not execute this Second Release, or if I revoke my acceptance of this Second Release within seven (7) days after signing, I will not be entitled to the Second Severance Pay.

5.	That the Agreement is complete, true, accurate, valid, and in full force and effect as of the date below.

Robert Gault

Date

Mr. Robert Gault

January 29, 2020

EXHIBIT A

Proprietary Rights Agreement